Gray	Exhibit 99.1
Television, Inc.

NEWS RELEASE

Gray Sets Record For Revenue and Reports Operating Results

For the Three-Month and Nine-Month Periods Ended September 30, 2012

Atlanta, Georgia – October 31, 2012. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “third quarter of 2012”) and nine-month period ended September 30, 2012 as compared to the three-month period (the “third quarter of 2011”) and nine-month period ended September 30, 2011.

Recent Refinancing Developments:

As previously disclosed, during and following the completion of the third quarter of 2012, Gray undertook a number of significant financing transactions intended to simplify and strengthen our capital structure and balance sheet. These transactions included:

•	completing the repurchase of all of our outstanding Series D Perpetual Preferred Stock;

•	completing the offer and sale of $300.0 million aggregate principal amount of 7 1/2% Senior Notes due 2020 (the “2020 Notes”);

•	completing a cash tender offer (the “Tender Offer”) pursuant to which we repurchased $222.6 million of our 10 1/2% Senior Secured Second Lien Notes due 2015 (the “2015 Notes”);

•

repaying all amounts outstanding under our prior senior credit facility (the “2007 Senior Credit Facility”) and entering into an amended and restated senior credit facility (the “New Senior Credit Facility”); and

•

issuing a notice of redemption for all 2015 Notes that remained outstanding following the completion of the Tender Offer. Redemption of the remaining 2015 Notes (the “Redemption”) is expected to occur on November 13, 2012.

After giving effect to completion of the Redemption on November 13, 2012, we anticipate that our long-term debt at face value, including current portion, on that date will be $855.0 million, consisting of $555.0 million in term loans under the New Senior Credit Facility, which mature in 2019, and $300.0 million in aggregate principal amount of 2020 Notes, at a weighted average interest rate of 5.7% per annum. The interest rate on the 2020 Notes is 7.5% per annum.

Highlights of Operating Results:

Gray reported record revenue, Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses for the third quarter of 2012 and the nine-month period ended September 30, 2012 as follows:

•	third quarter of 2012 revenue was $102.9 million; previous third quarter record was $85.3 million set in the three-month period ended September 30, 2010;

•

nine-month period ended September 30, 2012 revenue was $278.2 million; previous record for a nine-month period ended September 30 was $232.4 million set in the nine-month period ended September 30, 2008;

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•	third quarter of 2012 Broadcast Cash Flow Less Cash Corporate Expenses was $46.8 million; previous third quarter record was $31.9 million set in the three-month period ended September 30, 2010;

•

nine-month period ended September 30, 2012 Broadcast Cash Flow Less Cash Corporate Expenses was $111.5 million; previous record for a nine-month period ended September 30 was $85.2 million set in the nine-month period ended September 30, 2006;

•	third quarter of 2012 Broadcast Cash Flow was $50.7 million; previous third quarter record was $35.2 million set in the three-month period ended September 30, 2010; and

•

nine-month period ended September 30, 2012 Broadcast Cash Flow was $122.0 million; previous record for a nine-month period ended September 30 was $94.8 million set in the nine-month period ended September 30, 2006.

Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses are non-GAAP terms. These terms are defined on page 11 and reconciled to net income on page 12 of this press release.

For the third quarters of 2012 and 2011, our revenue, broadcast expenses and corporate and administrative expenses were as follows:

	Three Months Ended September 30,
	2012	2011	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$102,879	$76,518	34%
Operating expenses (before depreciation, amortization and loss or (gain) on disposal of assets):
Broadcast	$52,034	$48,678	7%
Corporate and administrative	$4,010	$4,089	(2)%

We are pleased with our operating results for the third quarter of 2012. Our period over period increase in revenue for the third quarter was primarily due to increases in political advertising revenue and retransmission consent revenue. In addition, our local advertising, national advertising, internet advertising and other revenue also increased.

Our period over period increase in broadcast expenses (excluding depreciation, amortization and loss or (gain) on disposal of assets) reflects increases in compensation, programing costs and national sales commissions.

Comments on Results of Operations for the Three-Month Period Ended September 30, 2012:

Revenue.

Our total revenue for the third quarter of 2012 was the highest revenue Gray has reported for a third quarter. Total revenue increased $26.4 million, or 34%, to $102.9 million for the third quarter of 2012 compared to the third quarter of 2011 due primarily to increased political advertising, retransmission consent, local advertising, national advertising, internet advertising, and other revenue. Political advertising revenue increased due to increased advertising from political candidates and special interest groups in the “on year” of the two-year election cycle. Retransmission consent revenue increased primarily due to the improved terms of our retransmission contracts. A significant portion of our retransmission consent contracts expired in 2011 and we were able to renew substantially all of these contracts under terms more favorable to Gray, which resulted in increased revenue in the third quarter of 2012 compared to the third quarter of 2011.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 2 of 13

Revenue increased due to increased spending by advertisers in a gradually improving economic environment and our broadcast of the 2012 Summer Olympics. During the 2012 three-month period, we earned approximately $4.0 million of revenue from local and national advertisers and $1.1 million of revenue from political advertisers during the broadcast of the 2012 Summer Olympics on our ten primary NBC stations. There were no Olympic games during 2011. While our internet advertising revenue has also benefited from an improved economy, we continue to focus on and invest resources into our internet sales efforts, which have also resulted in increased internet revenue.

We also continued to earn consulting revenue under our agreement with Young Broadcasting, Inc. (“Young”) in the third quarter of 2012. This agreement expires on December 31, 2012.

The principal components of our revenue for the third quarter of 2012 compared to the third quarter of 2011 were as follows:

Local advertising revenue increased $2.0 million, or 4%, to $46.7 million.

National advertising revenue increased $0.6 million, or 4%, to $14.3 million.

Internet advertising revenue increased $1.2 million, or 22%, to $6.4 million.

Political advertising revenue increased $19.3 million, or 367%, to $24.5 million.

Retransmission consent revenue increased $3.4 million, or 65%, to $8.5 million.

Other revenue increased $0.1 million, or 4%, to $1.9 million.

Consulting revenue from our agreement with Young remained at $0.6 million in the third quarter of 2012.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the third quarter of 2012 demonstrated the following changes in revenue during the third quarter of 2012 compared to the third quarter of 2011: automotive increased 25%; medical increased 17%; restaurant decreased 13%; communications decreased 4%; and furniture and appliances increased 12%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and loss or (gain) on disposal of assets) increased $3.4 million, or 7%, to $52.0 million for the third quarter of 2012 compared to the third quarter of 2011. This increase was due primarily to increases in compensation expense of $1.2 million and non-compensation expense of $2.1 million. Compensation expense increased primarily due to increases in salaries, incentive compensation and pension expenses. Non-compensation expense increased primarily due to an increase in programing costs and national sales commissions. As of September 30, 2012 and 2011, we employed 2,062 and 2,088 total employees, respectively, in our broadcast operations.

Corporate and administrative expenses (before depreciation, amortization and loss or (gain) on disposal of assets) decreased $0.1 million, or 2%, to $4.0 million. The decrease was due primarily to a decrease in non-compensation expense of $0.3 million partially offset by an increase in compensation expense of $0.2 million. Compensation expense increased primarily due to increases in salaries, incentive compensation, pension and stock-based compensation expense. We recorded non-cash stock-based compensation expense during the third quarter of 2012 and the third quarter of 2011 of $170,000 and $34,000, respectively. Non-cash stock-based compensation expense increased due to the grant of additional equity incentive awards during 2012.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 3 of 13

Comments on Results of Operations for the Nine-Month Period Ended September 30, 2012:

Revenue.

Our total revenue for the first nine months of 2012 was the highest revenue Gray has reported for a nine-month period. Total revenue increased $55.8 million, or 25%, to $278.2 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 due primarily to increased political advertising, retransmission consent, local advertising, national advertising, internet advertising, and other revenue. Political advertising revenue reflected increased advertising from political candidates and special interest groups during the “on year” of the two-year political advertising cycle. Our political advertising revenue also increased due to additional advertising related to a special election to recall the Governor of Wisconsin, where we have three television stations. Retransmission consent revenue increased primarily due to the improved terms of our retransmission contracts. A significant portion of our retransmission consent contracts expired in 2011 and we were able to renew substantially all of these contracts under terms more favorable to Gray, which resulted in increased revenue in the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

Revenue increased due to increased spending by advertisers in a gradually improving economic environment and our broadcast of the 2012 Summer Olympics. During the 2012 nine-month period, we earned approximately $4.0 million of revenue from local and national advertisers and $1.1 million of revenue from political advertisers during the broadcast of the 2012 Summer Olympics on our ten primary NBC stations. There were no Olympic games during 2011. In addition, local and national advertising revenue was positively influenced by the broadcast of the 2012 Super Bowl on our ten primary NBC channels, earning us approximately $0.8 million, an increase of approximately $0.6 million compared to the broadcast of the 2011 Super Bowl on our then-one primary FOX-affiliated channel and then-four secondary digital FOX-affiliated channels, which earned us approximately $0.2 million. While our internet advertising revenue has also benefited from an improved economy, we continue to focus on and invest resources into our internet sales efforts, which have also resulted in increased internet revenue.

Other revenue increased due to our receipt of a cable copyright royalty distribution during the 2012 period. If any similar copyright royalty payments are received in future periods, they are likely to recur in lower amounts. We continued to earn consulting revenue under our agreement with Young in the nine-month period ended September 30, 2012.

The principal components of our revenue for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 were as follows:

Local advertising revenue increased $4.7 million, or 3%, to $141.0 million.

National advertising revenue increased $1.5 million, or 4%, to $41.7 million.

Internet advertising revenue increased $4.1 million, or 29%, to $18.4 million.

Political advertising revenue increased $33.7 million, or 377%, to $42.6 million.

Retransmission consent revenue increased $10.0 million, or 66%, to $25.3 million.

Other revenue increased $1.6 million, or 27%, to $7.4 million.

Consulting revenue from our agreement with Young was $1.9 million in the nine-month period ended September 30, 2012.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the nine-month period ended September 30, 2012 demonstrated the following changes in revenue during the nine-month period ended September 30, 2012 compared to the nine-month period ended September 30, 2011: automotive increased 18%; medical increased 13%; restaurant decreased 4%; communications increased 5%; and furniture and appliances increased 7%.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 4 of 13

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $10.8 million, or 7%, to $155.6 million for the nine-month period ended September 30, 2012 compared to the nine-month period ended September 30, 2011. This increase was due primarily to increases in compensation expense of $5.2 million and non-compensation expense of $5.7 million. Compensation expense increased primarily due to increases in salaries, incentive compensation and pension expenses. Non-compensation expense increased primarily due to an increase in programing costs and national sales commissions.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.2 million, or 2%, to $10.7 million. The increase was due primarily to an increase in compensation expense of $0.7 million, partially offset by a decrease in non-compensation expense of $0.5 million. Compensation expense increased primarily due to increases in salaries, incentive compensation, pension and stock-based compensation expense. We recorded non-cash stock-based compensation expense during the nine-month periods ended September 30, 2012 and 2011 of $324,000 and $102,000, respectively. Non-cash stock-based compensation expense increased due to the grant of additional equity incentive awards during 2012.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 5 of 13

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended September 30,
	2012	2011
Revenue (less agency commissions)	$102,879	$76,518
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	52,034	48,678
Corporate and administrative	4,010	4,089
Depreciation	5,725	6,530
Amortization of intangible assets	19	29
Loss (gain) on disposals of assets, net	28	(1,030)

	61,816	58,296

Operating income	41,063	18,222
Other expense:
Interest expense	(15,155)	(15,165)

Income before income taxes	25,908	3,057
Income tax expense	10,035	1,073

Net income	15,873	1,984
Preferred stock dividends (includes accretion of issuance cost of $479 and $425, respectively)	1,233	1,957

Net income attributable to common stockholders	$14,640	$27

Basic per share information:
Net income attributable to common stockholders	$0.26	$—

Weighted-average shares outstanding	57,155	57,118

Diluted per share information:
Net income attributable to common stockholders	$0.26	$—

Weighted-average shares outstanding	57,287	57,118

Political advertising revenue (less agency commissions)	$24,508	$5,243

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 6 of 13

Gray Television, Inc .

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Nine Months Ended September 30,
	2012	2011
Revenue (less agency commissions)	$278,244	$222,461
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	155,635	144,787
Corporate and administrative	10,745	10,529
Depreciation	17,332	20,166
Amortization of intangible assets	56	97
Gain on disposals of assets, net	(454)	(1,874)

	183,314	173,705

Operating income	94,930	48,756
Other income (expense):
Miscellaneous income, net	2	3
Interest expense	(45,444)	(46,508)

Income before income taxes	49,488	2,251
Income tax expense	19,250	791

Net income	30,238	1,460
Preferred stock dividends (includes accretion of issuance cost of $633 and $661, respectively)	3,591	5,534

Net income (loss) attributable to common stockholders	$26,647	$(4,074)

Basic per share information:
Net income (loss) attributable to common stockholders	$0.47	$(0.07)

Weighted-average shares outstanding	57,151	57,115

Diluted per share information:
Net income (loss) attributable to common stockholders	$0.47	$(0.07)

Weighted-average shares outstanding	57,209	57,115

Political advertising revenue (less agency commissions)	$42,605	$8,940

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 7 of 13

Other Financial Data:

	September 30, 2012	December 31, 2011
	(in thousands)
Cash	$45,695	$5,190
Long-term debt, including current portion	$820,632	$832,233
Preferred stock (1)	$13,199	$24,841
Borrowing availability under our 2007 Senior Credit Facility	$40,000	$31,000

	Nine Months Ended September 30,
	2012	2011
	(in thousands)
Net cash provided by operating activities	$90,338	$37,647
Net cash used in investing activities	(17,227)	(20,080)
Net cash used in financing activities	(32,606)	(13,863)

Net increase in cash	$40,505	$3,704

(1)	As of September 30, 2012, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $0.4 million and $9.0 million, respectively. As of December 31, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.1 million and $13.7 million, respectively.

Internet Initiatives:

We continue to focus on expanding local content on our websites to drive increased traffic. Our website page view data for the three-month and nine-month periods ended September 30, 2012 compared to the three-month and nine-month periods ended September 30, 2011 is as follows:

Gray Websites - Data

	Three Months Ended September 30,
	2012	2011	% Change
	(in millions, except percentages)
Advertising impressions generated	1,214.6	918.3	32%
Total page views (including mobile page views)	399.4	280.0	43%

	Nine Months Ended September 30,
	2012	2011	% Change
	(in millions, except percentages)
Advertising impressions generated	3,323.5	2,589.4	28%
Total page views (including mobile page views)	1,163.2	817.7	42%

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 8 of 13

We attribute the increase in our website traffic to increased posting of local content and to public awareness of our websites resulting from our on-air promotion of our websites.

Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”

Revenue (less agency commissions) by Category:

The table below presents our net revenue (less agency commissions) or “net revenue” by type for the three-month and nine-month periods ended September 30, 2012 and 2011, respectively (dollars in thousands):

	Three Months Ended September 30,
	2012		2011
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$46,670	45.4%	$44,711	58.4%
National	14,341	13.9%	13,786	18.0%
Internet	6,369	6.2%	5,213	6.8%
Political	24,508	23.8%	5,243	6.9%
Retransmission consent	8,518	8.3%	5,162	6.7%
Other	1,923	1.9%	1,853	2.4%
Consulting	550	0.5%	550	0.8%

Total	$102,879	100.0%	$76,518	100.0%

	Nine Months Ended September 30,
	2012		2011
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$140,962	50.7%	$136,261	61.3%
National	41,668	15.0%	40,189	18.1%
Internet	18,420	6.6%	14,325	6.4%
Political	42,605	15.3%	8,940	4.0%
Retransmission consent	25,275	9.1%	15,264	6.9%
Other	7,419	2.7%	5,832	2.6%
Consulting	1,895	0.6%	1,650	0.7%

Total	$278,244	100.0%	$222,461	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 9 of 13

Guidance for the Third Quarter of 2012:

We currently anticipate that our results of operations for the three-month period ending December 31, 2012 (the “fourth quarter of 2012”) will approximate the ranges presented in the table below. Based on our estimates, we believe our fourth quarter 2012 revenue will set a new fourth quarter record for Gray.

Selected operating data:	Low End Guidance for the Fourth Quarter of 2012	% Change From Actual Fourth Quarter of 2011	High End Guidance for the Fourth Quarter of 2012	% Change From Actual Fourth Quarter of 2011	Actual Fourth Quarter of 2011
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$115,000	36%	$119,000	41%	$84,670
OPERATING EXPENSES (before depreciation, amortization and gain on disposals of assets):
Broadcast	$55,500	12%	$56,000	13%	$49,409
Corporate and administrative	$3,900	7%	$4,300	18%	$3,644
OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$33,000	625%	$36,000	691%	$4,551

Comments on Guidance:

Revenue.

Based on our current forecasts, we believe that our fourth quarter of 2012 local revenue, excluding political advertising revenue, will decrease from the three-month period ended December 31, 2011 (the “fourth quarter of 2011”) by approximately 2%. We currently believe our fourth quarter of 2012 national revenue, excluding political advertising revenue, will decrease from the fourth quarter of 2011 by approximately 5% to 6%. These modest declines in local and national revenue were anticipated and reflect the significant demand that political advertisers have placed to date and are expected to continue to place on our units of commercial time we have available for sale during the fourth quarter of 2012.

We anticipate our fourth quarter of 2012 internet revenue, excluding political advertising revenue, will increase from the fourth quarter of 2011 by approximately 11% to 12%.

We anticipate our fourth quarter of 2012 retransmission consent revenue will increase from the fourth quarter of 2011 by approximately 71% to approximately $8.5 million.

We estimate our base consulting revenue will be $0.6 million for the fourth quarter of 2012. We do not anticipate recording any incentive consulting revenue in the fourth quarter of 2012.

Broadcast Operating Expenses (before depreciation, amortization and loss or (gain) on disposal of assets).

The anticipated increase in broadcast operating expenses for the fourth quarter 2012 compared to the fourth quarter of 2011 is due primarily to anticipated increases in compensation expense, programming expense and national sales commission expense.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 10 of 13

Non-GAAP Terms:

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income (loss) plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 11 of 13

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended September 30,
	2012	2011	% Change
Net income	$15,873	$1,984
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	5,725	6,530
Amortization of intangible assets	19	29
Non-cash stock based compensation	170	34
Loss (gain) on disposals of assets, net	28	(1,030)
Interest expense	15,155	15,165
Income tax expense	10,035	1,073
Amortization of program broadcast rights	2,773	3,274
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	6
Network compensation revenue recognized	(157)	(173)
Network compensation per network affiliation agreement	—	(60)
Payments for program broadcast rights	(2,790)	(3,714)

Broadcast Cash Flow Less Cash Corporate Expenses	46,837	23,118	103%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	3,840	4,055

Broadcast Cash Flow	$50,677	$27,173	86%

	Nine Months Ended September 30,
	2012	2011	% Change
Net income	$30,238	$1,460
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	17,332	20,166
Amortization of intangible assets	56	97
Non-cash stock based compensation	324	102
Gain on disposals of assets, net	(454)	(1,874)
Miscellaneous income, net	(2)	(3)
Interest expense	45,444	46,508
Income tax expense	19,250	791
Amortization of program broadcast rights	8,250	10,688
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	18	22
Network compensation revenue recognized	(470)	(524)
Network compensation per network affiliation agreement	(60)	(180)
Payments for program broadcast rights	(8,386)	(12,452)

Broadcast Cash Flow Less Cash Corporate Expenses	111,540	64,801	72%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	10,421	10,427

Broadcast Cash Flow	$121,961	$75,228	62%

See the previous page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 12 of 13

The Company

We are a television broadcast company headquartered in Atlanta, GA, which owns and operates television stations broadcasting 40 primary channels and 45 secondary channels in 30 television markets. Nineteen of our primary channels and one secondary channel are affiliated with the CBS Network owned by CBS Inc. (“CBS”), ten primary channels are affiliated with the NBC Network owned by National Broadcasting Company, Inc. (“NBC”), eight primary channels and one secondary channel are affiliated with the ABC Network owned by American Broadcasting Company (“ABC”), and three primary channels and two secondary channels are affiliated with the FOX Network owned by the FOX Broadcasting Company (“FOX”). We also broadcast secondary channels that are affiliated with networks other than those listed above such as the CW Network or the CW Plus Network, Master Distribution Service, Inc. (an affiliate of Twentieth Television, Inc.), Untamed Sports Network, The Country Network, This TV Network and the MeTV Network. In addition to our affiliated secondary channels, we broadcast eleven local news/weather secondary channels in certain of our existing markets.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2012 or other periods, internet strategies, future expenses, future amounts related to our recent refinancing activities and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of October 31, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and will be contained in our quarterly report on Form 10-Q for the third quarter of 2012 and in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our third quarter operating results on October 31, 2012. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1 (800) 768-6544 and the confirmation code is 4001758. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 4001758 until November 30, 2012.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2012	Page 13 of 13